Exhibit 10.37

Personal Employment Agreement

This personal employment agreement (this “Agreement”), is entered into in Petach Tikwa, on this 22nd day of December, 2013 by and between TEVA PHARMACEUTICAL INDUSTRIES LTD, company number 520013954 an Israeli corporation at 5 Basel St., Petach Tikwa, Israel (the “Company”/“Teva”) and Mark Sabag, holder of I.D. no. 24649998 of 34 Mendale St., Kiryat Atta, Israel (the “Executive”).

WHEREAS,	the Executive has been employed by the Company as of August 27, 2006, in different positions, and as of August 11, 2013, (the “Effective Date”) the Executive is employed in the position of Group Executive Vice President, Human Resources (the “Position”); and

WHEREAS,	the parties wish to set forth the Executive’s terms of employment by Teva in this Personal Employment Agreement, which contains all of the mutual rights and obligations of the parties, towards each other, during the term of this Agreement, all as set forth herein;

NOW, THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

1.	General

1.1	This Agreement exclusively determines the terms and conditions which apply to the employment of the Executive by Teva, as in effect as of the Effective Date. In the event that the parties agree, following the execution of this Agreement, to amend the Executive’s employment terms, the terms of this Agreement shall be subject to such agreed amendments.

1.2	The parties hereby confirm that the compensation terms set forth in this Agreement constitute fair consideration to the Executive, given, inter alia, his managerial responsibilities.

1.3	It is hereby declared and agreed that no collective and/or branch and/or special bargaining agreements, which apply to the employees engaged by Teva, shall apply to the Executive’s employment by Teva.

1.4	This Agreement shall be subject to the Company’s compensation policy applicable to executive officers (“the Compensation Policy”) and nothing herein shall derogate in any way from the Company’s rights thereunder.

2.	Position and Term

2.1	The Executive shall be employed as Group Executive Vice President, Human Resources of the Company. In such capacity the Executive shall report directly to the Chief Executive Officer of the Company.

In addition, the Executive shall have such additional executive duties and responsibilities as may be assigned to him by the Chief Executive Officer. If the Executive is elected as a director or officer of another company in the Teva Group (as defined below), the Executive shall serve in such capacity or capacities without additional compensation and the fulfillment of such position shall not constitute an employer-employee relationship between Executive and any such company, and notwithstanding such position, Executive shall only be considered to be an employee of the Company.

2.2

Teva shall be entitled, at its sole discretion, to delegate to the Executive an additional position or additional duties, or following consultation and coordination with the Executive, employ him in a different position in Teva or in one of the companies in the Teva Group (as such term is defined below). It is hereby declared and agreed that if the Executive does not agree to have a different position delegated to him as aforesaid, then the Executive shall be entitled to resign from his employment at Teva by providing Teva with advance notice as specified in Section 14.1 below and in such case the Executive’s resignation shall be deemed as termination of employment by the Company and the provisions of Section 15 below shall apply. In the event that the Executive agrees to be employed in a different position, then the provisions of this Agreement shall continue to apply with respect to such position, and the Executive shall be entitled to all of his rights under this Agreement, unchanged (subject to the aforesaid change in his position).

For the purposes of this Agreement, the “Teva Group” shall be defined as Teva and any corporation of any type in which Teva holds, directly or indirectly, at least 25% of the “means of control” (as such term is defined in the Securities Law, 5728 -1968).

The appointment of the Executive to the Position is as of the Effective Date and until the termination of this Agreement (the “Term”).

3.	Undertakings of Executive

The Executive hereby undertakes as follows:

3.1	To devote his full time, attention and effort to the performance of his duties and responsibilities with the Company. Executive shall fulfill the requirements of his position honestly, loyally, diligently and fairly, and provide the Company with all of his knowledge, skill and experience.

3.2	Not to engage, during his employment with Teva, whether or not for consideration, in any business, position, employment or engagement of any kind, which is not part of his employment with Teva, without the prior written consent of the CEO of Teva (it is hereby clarified that in the event that a decision pursuant to this agreement is referred to the CEO of Teva, such decision can be made by any person authorized by the CEO of Teva, subject to the provisions of applicable law).

3.3	Not to engage in any other business or occupation during his employment with Teva, including, without limitation, any activity that (x) conflicts with the interests of the Company and/or the Teva Group, (y) interferes with the proper and efficient performance of his duties for the Company, or (z) interferes with the exercise of his judgment in the Company’s best interests.

3.4	To immediately inform Teva of any issue or matter relating to Teva and/or the Teva Group, in which the Executive has a personal interest and/or which may cause the Executive to be in a position of a conflict of interests with Teva and/or the Teva Group (except that Executive may hold securities in any public-traded corporation as long as same does not represent more than 1% of the outstanding voting securities of such corporation).

3.5	Executive represents and undertakes that he shall perform his work mainly from the Company grounds. Executive acknowledges and agrees that the performance of his duties may require significant domestic and international travel.

4.	Base Salary

4.1	The Executive’s (gross) monthly salary is NIS 126,500, as of the Effective Date, which amount includes all of the cost of living adjustment (tosefet yoker) amounts and salary increases paid to employees in Israel until and inclusive of the Effective Date (the “Monthly Salary”).

4.2	The Monthly Salary shall be adjusted according to the cost of living adjustment rates which shall apply, from time to time, after the Effective Date to all (economy) employees pursuant to expansion orders. The aforesaid shall apply to the Monthly Salary as it shall be at the time of the adjustment.

4.3	The Executive’s Monthly Salary shall be periodically reviewed by the Company’s CEO who shall determine in his discretion whether to recommend if the Executive’s Monthly Salary should be updated.. Any such salary update shall be subject to receipt of any and all approvals required by law and further subject to the compensation policy of the Company as shall be in effect from time to time.

4.4	Executive hereby acknowledges and agrees that in light of his Position and areas of responsibility, which require a special degree of trust and since he is part of the Company’s senior management the provisions of the Hours of Work and Rest Law 5711-1951 shall not apply to his employment.

4.5	The Company shall pay or reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive in performing his duties under this Agreement, subject to presentation of appropriate supporting documentation and in accordance with the expense reimbursement policy of the Company.

4.6	It is hereby clarified that the Executive shall not be entitled to receive any other payment or compensation of any kind beyond the Monthly Salary and the other payments and benefits specified in this Agreement unless otherwise agreed between Teva and the Executive in writing and approved as required by law.

4.7	It is hereby agreed that only the Monthly Salary payable to the Executive pursuant to Section 4.1, as adjusted pursuant to Section 4.2, shall constitute the basis for the calculation of all social benefits granted to the Executive pursuant to this Agreement, including, without limitation, contributions and deductions to a pension fund (keren pensia), managers’ insurance (bituach menahalim), provident fund (kupat gemel) and study fund (keren hishtalmut) and any other purpose for which the deductions are calculated based on a percentage of the Executive’s salary.

4.8	It is hereby clarified that any grants, participation amounts, reimbursement of expenses and other benefits granted to the Executive by virtue of this Agreement or derived therefrom, shall not constitute a component of the Monthly Salary and shall not be taken into consideration with respect to the calculation of any contributions or other benefits granted to the Executive by virtue of this Agreement or derived therefrom and calculated based on the percentage from the salary.

5.	Incentive Bonus

Executive may be eligible to receive an annual cash bonus, based upon achievement of quantitative and qualitative objectives determined with respect to each year by the Company, and subject to additional terms and conditions that may be determined by the Company from time to time and notified to the Executive (the “Incentive Bonus”); all in accordance with, and subject to, the Company’s compensation policy as shall be in effect from time to time, and subject to law. The extent to which the Executive shall have met the qualitative and quantitative objectives for any fiscal year and the actual amount of the Incentive Bonus shall be determined by the Human Resources and Compensation Committee (the “Compensation Committee”) and the Board of Directors of Teva (the “Board”), in its sole discretion, in accordance with the

Company’s compensation policy as shall be in effect from time to time and subject to any and all approvals required under law. Such determinations shall be final. The Incentive Bonus shall be paid to the Executive at the same time as annual bonuses are generally payable to other similarly situated senior executives of the Company.

5A.	Equity

During the Executive’s employment with the Company, he will be considered for equity compensation awards under Teva’s 2010 Long Term Equity-Based Incentive Plan or any successor equity compensation plan, in accordance with its terms and the terms of the Compensation Policy and at the discretion of the Compensation Committee and the Board.

6.	Car

Teva shall furnish the Executive with a car owned or leased by Teva, and which the Executive shall use during the Term. Subject to the provisions of any law, and the Company’s policy on the matter, the Company shall bear all costs relating to the use and maintenance of the car. The Executive undertakes to use the car in a reasonable manner as an owner takes care of his property.

7.	Phone and Cellular Phone

7.1	Teva shall reimburse the Executive for all expenses relating to the maintenance of a telephone at his residence and the use of such phone, provided that the Executive uses the phone in a reasonable manner. Teva shall reimburse the foregoing amounts according to the service provider invoices provided to Teva by the Executive.

7.2	Teva shall provide the Executive with a cellular phone and shall bear all expenses with respect to the maintenance and use of such cellular phone, provided that the Executive uses such cellular phone in a reasonable manner.

8.	Study Fund, Vocational Study and Membership in Vocational Unions

8.1	For every month in which the Executive is employed, Teva shall make contributions on Executive’s behalf to a study fund (keren hishtalmut) (the “Study Fund”), in an amount equal to 7.5% (seven and one half percent) of the Monthly Salary in such month, and shall deduct 2.5% (two and one half percent) from the Monthly Salary, and transfer these amounts to the Study Fund. By signing this Agreement, the Executive hereby irrevocably grants Teva power-of attorney to exercise the aforementioned deduction from the Executive’s Monthly Salary.

8.2	Subject to approval by Teva and Teva’s policies, the Executive shall be entitled to receive from Teva full or partial participation with respect to vocational studies and/or membership in vocational unions.

9.	Group Life Insurance

During the term of the employment and for as long as Teva insures its executive employees, at its expense, with a group policy life insurance (risks only), Teva shall also insure the Executive in said policy, in an amount to be determined from time to time (if at all) by Teva, at its discretion. In the event of the Executive’s death during the term of his employment with Teva, Teva shall pay the insurance amount it receives from the insurance company to the beneficiaries that the Executive has specified in a notice to Teva (and if the Executive did not specify beneficiaries, or if the beneficiaries died prior to the Executive’s death, to the Executive’s legal successors pursuant to law- subject to the terms of the policy), provided that the aforementioned beneficiaries (or legal successors, as applicable) provided Teva with a signed written confirmation, in the form to be determined by Teva, pursuant to which they waive any claims and demands against Teva.

10.	Vacation

The Executive shall be entitled to annual vacation of 26 workdays for each year of employment. The dates of the Executive’s annual vacation shall be coordinated with Teva’s CEO. The Executive must utilize 5 consecutive vacation days per year, and may accumulate the remaining vacation days up to 52 vacation days. Upon the termination of Executive’s employment, the Executive shall be entitled to redeem the aforesaid accumulated vacation days.

11.	Sick Leave

11.1 The Executive shall be entitled to paid sick days for a period, which shall not exceed an aggregate of up to 30 days per year, which shall accumulate during the Term, up to a maximum of 12 months sick leave. The sick pay shall include the Executive’s Monthly Salary and all other amounts and benefits to which the Executive is entitled under this Agreement as if the Executive worked at Teva during the period of his illness (in respect of the period for which he is entitled to receive payment as aforesaid), less any amount that the Executive is entitled to receive with respect to the aforementioned period of his illness from the pension fund and/or managers’ insurance, all provided that the Executive provides Teva with medical confirmation as to his illness.

11.2	It is hereby declared and agreed that the payments to the Executive set forth in Section 11.1 above and his insurance in the pension fund and managers’ insurance as set forth in Section 13 below, are meant to also cover Teva’s obligations according to the Sick Pay Law, 5736-1976.

11A.	Reserve Duty

In the event the Executive is summoned for reserve duty, Teva shall pay the Executive the Monthly Salary and the other amounts and benefits that would have been paid to the Executive under this Agreement if he was working during said reserve duty, provided that the Executive reimburse Teva for any amounts he receives in consideration for said reserve duty from the National Security Institute or any other official authority. For avoidance of doubt, such reimbursement shall be limited to the amount Teva paid the Executive for the time he was on reserve duty.

12.	Recreation Pay

Executive shall be entitled, for every year of employment, for payment of 15 recreation days (subject to the increase of the aforementioned number of days by Teva (if at all), at Teva’s sole discretion). The daily rate of the recreation pay, the payment conditions and other conditions with respect to recreation pay shall be in accordance with Teva’s practice in effect at the applicable time with respect to its executive employees.

12A.	Clothing Allowance

The Executive shall be entitled to a clothing allowance in accordance with the Company’s practice in this regard, as it shall be from time to time.

13.	Executive’s rights to Pension, Severance and Remuneration

13.1	It is hereby declared and agreed that the rights of the Executive to, pension allowance (kitzba), severance payment and remuneration will be insured according to the Executive’s choice, as set forth herein below.

13.2	The Executive’s Monthly Salary will be insured in a pension fund, managers’ insurance, provident fund and/or any combination of the foregoing, according to the Executive’s choice and as detailed below.

The Executive will specify, in a notice to Teva, which part of the Monthly Salary shall be insured in each of the programs specified below (the “Insurance Arrangement”). To the extent the Executive does not notify the Company of his choice, the Executive’s Monthly Salary shall be insured in accordance with the Company’s policy. For the avoidance of doubt, it is hereby clarified that the accumulated contributions according to the Insurance Arrangement shall not be made, in any event, from an amount exceeding the Monthly Salary.

The rate of allocations to the pension fund and/or managers’ insurance and/or provident fund, subject to the Insurance Arrangement, shall be as follows:

13.2.1	Should the Executive elect the contributions be made to a pension fund, the following percentages shall be contributed:

The Company shall contribute towards the pension fund an amount equal to 19.83% of the part of the Monthly Salary according to the Insurance Arrangement, out of which 14.33% shall constitute payment by the Company (of which: 6% shall constitute payment for remuneration and 8.33% shall constitute the payment for severance payment) and 5.5% shall constitute the payment by the Executive.

If the Executive is a member of an old deficit pension fund, and he elects to continue to contribute to such fund, then the Company shall contribute to the old deficit pension fund an amount equal to 20.5% of the part of the Monthly Salary according to the Insurance Arrangement, out of which 13.5% shall constitute payment by the Company (of which 7.5% shall constitute payment for remuneration and 6% shall constitute the payment for severance payment) and 7% shall constitute the payment by the Executive. In addition, the Company shall contribute to a personal provident fund for severance an amount equal to 2.33% of the part of the Monthly Salary according to the Insurance Arrangement. This amount constitutes a completion of the Company’s severance payment obligation.

13.2.2	Should the Executive elect contributions be made to a managers’ insurance, the following percentages shall be contributed:

The Company shall contribute an amount equal to 20.83% of the part of the Monthly Salary according to the Insurance Arrangement, out of which 15.83% shall constitute the payment by the Company (of which 7.5% shall constitute payment for remuneration and 8.33% shall constitute the payment for severance payment), and 5% shall constitute the payment by the Executive.

In the event that according to the terms of the managers’ insurance, the loss of ability to work insurance component is not contributed from the remuneration, then the Company shall contribute 5% for remuneration contributions and up to 2.5% for loss of ability to work insurance.

13.2.3	Should the Executive elect contributions be made to provident funds, the following percentages shall be contributed:

The Company shall contribute to the provident funds an amount equal to 20.83% of the part of the Monthly Salary according to the Insurance Arrangement, out of which 15.83% shall constitute payment by the Company (of which: 7.5% shall constitute the payment for remuneration and 8.33% shall constitute payment for severance payment) and 5% shall constitute the payment by the Executive.

13.3	In the event of an increase in the Executive’s Monthly Salary, the Executive shall be entitled to choose (in accordance with the Provident Funds Articles of Association and applicable provisions of law) the Insurance Arrangement which will apply to the increase in the Monthly Salary. The Executive shall notify the Company with respect to such choice in accordance with the Company’s policies regarding this matter. The provisions of Section 13.2 above shall apply to the Insurance Arrangement, which the Executive chose for the increase in the Monthly Salary.

It is hereby declared and agreed that in the event of an increase in the Executive’s Monthly Salary, the Company shall not have an obligation to contribute to the pension fund and/or managers’ insurance and/or the provident funds its indebtedness for severance payment, which derives (if at all) from the aforementioned increase, with respect to the term of employment prior to the salary increase.

13.4	By signing this Agreement including all annexes and schedules, the Executive grants the Company an irrevocable power of attorney to deduct from his salary the contributions relating to the Monthly Salary, and to transfer such amounts to any of the pension fund and/or managers’ insurance and/or the provident funds included in the Insurance Arrangement, which he chose, all as set forth in Section 13.2 above.

14.	Advance Notice and Termination of Employment

14.1	Each party hereto may terminate Executive’s employment by providing nine (9) months advance written notice (“Advance Notice Period”).

14.2	At the end of the Advance Notice Period, to the extent such period was not revoked in accordance with section 14.5 below, this Agreement shall come to an end and the Executive’s employment with Teva shall terminate (“Date of Termination”). For the avoidance of any doubt, it is hereby clarified that during the Advance Notice Period the employer-employee relationship between Teva and the Executive shall continue to exist and the Executive shall be entitled to receive each month the Monthly Salary together with all additional benefits, including the car, to which he would be entitled had such notice not been provided.

14.3	Teva shall be entitled to waive the services of the Executive of the Company during the Advance Notice Period or any part thereof. In such case Teva will pay the Executive a payment in lieu of the Advance Notice Period, or part thereof, as applicable, in an amount equal to the Executive’s Monthly Salary and all benefits that would have been paid during the Advance Notice Period, or part thereof, as applicable, and the employer-employee relationship between Teva and the Executive shall cease upon such payment and this Agreement (and the Term) shall terminate immediately.

14.4	Executive undertakes towards the Company that in the event of termination of employment, Executive shall cooperate to ensure the orderly transfer of his position and provide any other assistance that may be required by the Company in connection with the Executive’s duties and responsibilities.

14.5	Notwithstanding Section 14.1 above, Teva (based on the CEO’s discretion and any other authorization required) shall be entitled to terminate the Executive’s employment immediately and without any advance notice, in the event of the Executive’s breach of trust or other material breach of this Agreement by the Executive, or if the Executive has committed a flagrant offense.

14.6	In any case of termination of this Agreement, except under the circumstances specified in Section 14.5 above, the Executive (or his Beneficiaries, as applicable, as defined below) shall be entitled to receive from Teva appropriate letters addressed to the pension fund, provident fund, the insurer of the managers’ insurance fund and the Study Fund regarding the termination of employment with Teva in a manner that will enable the Executive to receive from the aforesaid funds, the amounts and/or rights which he is entitled to receive from them following the termination of his employment with Teva (including the remuneration components and the aggregate severance payment amounts accumulated in the funds together with linkage differentials and earnings on such contributions); provided, however, that in the event that the total severance payment amounts accumulated in the funds are less than the amount of severance payment to which the Executive is entitled to under law, then Teva shall pay the Executive (or to the Beneficiaries) the difference.

14.7	In the event of termination of employment under the circumstances detailed in Section 14.5 above, the Executive shall be entitled to receive from Teva appropriate letters regarding his termination of employment with Teva, addressed to the pension fund, provident funds, the insurer of the managers’ insurance, pursuant to which the Executive shall be entitled to receive from them the amounts accumulated therein in the Executive’s favor from the contributions of the parties to remuneration, together with linkage differentials and earnings on such contributions, and Teva shall be entitled to the amounts accumulated in such funds that constitute the aggregate severance payment amounts accumulated in the funds. In the event that the Executive has reimbursed Teva an amount equal to the aggregate severance payment amounts accumulated in the funds, then the Executive shall be entitled to receive from Teva letters as specified in Section 14.6 above without any reservations and in a manner which will allow Executive to receive from the addressees of the letters all the amounts and rights which Executive is entitled to receive from them following the termination of employment, as if such termination of employment was performed under the circumstances set forth in Section 14.6. In addition, the Executive shall be entitled to receive a letter addressed to the Study Fund according to which Executive will be entitled to receive only the amounts contributed by the Executive to the Study Fund, and Teva shall be entitled to the employer contributions made by Teva to the Study Fund.

For the removal of doubt, it is hereby declared and agreed that the dismissal of the Executive under the circumstances set forth in Section 14.5 above constitute dismissal under circumstances which justify the revocation of severance pay and a special retirement grant as specified in Section 15 below, and also the right to receive advance notice with respect to Executive’s dismissal.

14.8	In this Agreement the term “Beneficiaries” shall mean: those beneficiaries whom the Executive stipulated in a written notice to the pension fund, provident fund and the insurer of the managers’ insurance, and in the absence of such determination, the executers of Executive’s estate or Executive’s legal heirs, provided, however, that if the Executive left dependents who are legally entitled to severance payment in the event of his passing, then the term Beneficiaries shall apply to such dependents for the purpose of the entitlement to receive the aggregate severance payment amounts accumulated in the funds (or, depending on the circumstances, the portion of same equal to the amount of severance payment to which the Executive’s dependents are entitled under applicable law). In the event that the aggregate severance payment amounts accumulated in the funds are lower than the severance payment amounts the Executive’s dependents are entitled to under applicable law, then the term Beneficiaries shall also apply to the dependents with respect to the right to receive from Teva a portion of the special retirement grant paid in accordance with Section 15.1, as applicable, in an amount equal to the increment between the severance payment they are entitled to in accordance with applicable law and the aggregate severance payment amounts accumulated in the funds.

15.	Special Retirement Grant

15.1	In the event of termination of this Agreement due to (i) retirement to pension at the statutory age; (ii) permanent disability; (iii) death ; (iv) dismissal by Teva except under circumstances specified under Section 14.5 above; (v) resignation deemed as dismissal under the Severance Pay Law,5723-1963 (“Severance Law”), or the circumstances specified under Section 2.1 above, while advance notice is provided in accordance with Section 14.1 above, the Executive (or Executive’s Beneficiaries, as applicable) shall be entitled in addition to release letters specified in Section 14.6 above, to a special retirement grant in an amount equal to his most recent Monthly Salary multiplied by the number of years of employment by Teva (with a proportional calculation for part of a year), provided, however, that in no event shall the Executive (or, if applicable, his Beneficiaries) be entitled to receive from Teva an amount which, together with severance payment amounts according to Section 14.6 accumulated in the funds with respect to contributions made during the years of employment by Teva shall exceed the amount received by multiplying 200% of the Executive’s most recent Monthly Salary by the number of years the Executive was employed by Teva (with a proportional calculation for part of a year).

15.2	To the extent that this Agreement shall terminate due to resignation other than resignation that is deemed as dismissal under the Severance Law, or terminate under circumstances other than those mentioned in Section 2.2above, while advance notice is given by the Executive pursuant to Section 14.1 above, the Executive (or Executive’s Beneficiaries, as applicable) shall be entitled in addition to the release letters detailed in Section 14.6 above, to a special retirement grant in an amount equal to half of his most recent Monthly Salary multiplied by the number of years of employment in Teva (with a proportional calculation for part of a year) , provided, however, that in no event shall the Executive (or, if applicable, his Beneficiaries) be entitled to receive from Teva an amount which, together with severance payment amounts according to Section 14.6 shall exceed the amount received by multiplying 150% of the Executive’s most recent Monthly Salary by the number of years the Executive was employed by Teva (with a proportional calculation for part of a year).

16.	Confidentiality, Non Disclosure and Assignment of Inventions

Executive hereby undertakes to execute the Confidentiality, Non-Disclosure and Assignment of Inventions undertaking attached hereto as Annex A concurrently with the execution of this Agreement. Notwithstanding, nothing herein shall derogate from any previous Non-Disclosure and Assignment of Inventions undertakings of the Executive.

17.	Non-Competition

17.1	The Executive hereby undertakes, for a period of 12 months after the termination of his employment by Teva (meaning from the date on which the employer-employee relationship with Teva ends), not to engage, directly or indirectly, in any business, position, work or any other engagement that competes with the business of Teva or any company in the Teva Group, including as consultant, unless he receives Teva’s prior written approval.

17.2	In consideration for Executive’s undertaking set forth in Section 17.1 and any other non-compete obligations undertaken by the Executive, and subject to compliance therewith, following the termination of Executive’s employment with the Company (except pursuant to the Executive’s death) the Executive shall receive an amount equal to twelve (12) times the Executive’s then current gross Monthly Salary, to be paid in twelve (12) equal monthly installments.

Notwithstanding the foregoing, in the event that the Executive’s employment is terminated by the Company in accordance with the provisions of Section 14.5, the Company shall have sole discretion to determine whether or not Executive shall receive the aforesaid payment described in this Section 17.2.

Notwithstanding the foregoing, in the event that the Executive materially breaches any provision of Section 17 hereof, the payment described in this Section 17.2 shall immediately cease, and the Company shall be entitled to reclaim any amounts already paid in accordance therewith, and the Company shall have no further obligations to the Executive with respect thereto, without derogating from any other rights or remedies available to the Company pursuant to the Agreement or applicable law in respect of such breach.

It is hereby agreed and clarified that, when determining the Executive’s non-competition undertaking, the parties took into account the payment to which Executive is entitled pursuant hereto, which is being made in consideration, inter alia, for such undertaking and subject to compliance therewith.

18.	Change of Control

If the Executive’s employment is terminated by the Company other than pursuant to Section 14.5 within one (1) year following a merger of the Company with another entity, pursuant to which merger the Company is not the surviving entity, and such termination is as a result of such merger, (i) the Company shall pay the Executive an additional severance payment (in addition to any severance amounts to which the Executive is entitled pursuant to the terms of this Agreement) in an amount equal to one and one-half million dollars ($1,500,000) (the “Change of Control Severance Payment”) and (ii) the unvested portion of any outstanding equity compensation awards shall vest as of the Date of Termination. The Change of Control Severance Payment shall be paid to the Executive in NIS calculated according to the NIS-US Dollar rate of exchange last published by the Bank of Israel, in a lump sum on the next regular payroll date immediately following the sixtieth (60th) day after the Date of Termination.

19.	Taxes and Mandatory Payments

The Executive hereby represents that he is aware of, and agrees, that the payments and benefits of any kind granted to him under this Agreement or related to this Agreement, shall be subject to income tax deductions and other mandatory tax deductions which Teva is required to deduct by law, as shall be in effect from time to time, and further represents that nothing in this Agreement shall be construed as imposing on Teva the obligation to pay taxes or any other obligatory payment imposed on the Executive due to any payment or benefit as aforesaid, other than Teva’s undertaking to pay for the taxes related to the use of a car and phone as set forth in Sections 6 and 7 above, respectively, in the amount of tax imposed on the Executive with respect to the payment of such expenses to the Executive.

20.	Return of Car, Equipment and Documents

Upon the earlier of (i) the Company’s written request and (ii) the Date of Termination, the Executive shall be obligated to: promptly return to the Company the car, cell phone, laptop or other hand-held device provided to him by Teva, a credit card (to the extent one was issued to him), and any other confidential or property information of Teva and Teva Group provided to him and/or in his possession and to return to Teva and/or company in the Teva Group, as applicable, all of the specifications, plans, drawings, formulae, correspondence, diskettes, reports and other documents of any kind, whether in original form or pictures, copies or printed versions which belong to Teva, including any objects which belong to Teva and may be in the Executive’s possession or under his control at such time; provided, however, that nothing in this Agreement or elsewhere shall prevent the Executive from retaining and utilizing documents relating to his personal benefits, entitlements and obligations; documents relating to his personal tax obligations; personal contact list, and the like; and such other records and documents as may be approved by the CEO

21. Clawback.

21.1	In the event of a restatement of the Company’s financial statements, as a result of erroneous statements, the Executive will reimburse payments that have already been paid to him on the basis of such erroneous financial results that were followed by a restatement, all in accordance with the Compensation Policy and subject to applicable law. By signing this Employment Agreement, Executive grants the Company a power of attorney to deduct from the Monthly Salary and/or any payments due to the Executive by the Company, any amounts owed by him under this section, in accordance with applicable law.

21.2	Without derogating from anything herein or in the Compensation Policy, in the event that it is discovered that the Executive engaged in conduct that resulted in a material inaccuracy in Teva’s financial statements or caused severe financial or reputational damage to Teva, or in the event that it is discovered that the Executive breached his confidentiality and/or non-compete obligations to Teva, the Company may, without limitation and in its sole discretion, request Executive to reimburse any performance-based or incentive compensation paid or awarded to the Executive and Executive hereby undertakes to reimburse the Company promptly upon its request.

22.	Survivorship

The provisions of this Agreement that are intended to survive the termination of this Agreement shall survive such termination in accordance with their applicable terms.

23.	Notices

23.1	Any notice that a party wishes to send to the other party, relating to this Agreement or resulting therefrom, shall be in writing and sent by registered mail, and shall be deemed delivered to its recipient 72 hours after being mailed by registered mail, or shall be hand delivered to the other party. For the purpose of this Section 23.1, hand delivery to Teva shall mean the delivery to the CEO of Teva.

23.2 The addresses of the parties for the purposes of this Agreement shall be as follows:

Teva- of 5 Basel St., Petach Tikwa, Israel

Attn: Chief Executive Officer

Executive- 34 Mendale St., Kiryat Atta, Israel

IN WITNESS WHEREOF, the parties have executed this Agreement in one or more counterparts:

TEVA PHARMACEUTICAL INDUSTRIES LTD.

/s/ Eyal Desheh
By: Eyal Desheh
Title: Acting President and Chief Executive Officer

By:
Title:

EXECUTIVE

/s/ Mark Sabag
Name: Mark Sabag